UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 17, 2023

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35512	82-1326219
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 490-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMPY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On March 17, 2023, the board of directors (the “Board”) of Amplify Energy Corp. (the “Company”) appointed Daniel Furbee, age 40, to serve as Senior Vice President and Chief Operating Officer, effective March 17, 2023.

Prior to joining Amplify, Mr. Furbee served as a partner at Sentinel Petroleum from February 2022 to March 2023, as an independent advisor for various companies from January 2021 to January 2022, as the Executive Vice President and Chief Operating Officer of Riviera Resources, Inc. from August 2018 to December 2020, as Linn Energy Inc.’s Vice President of Asset and Business Development from March 2018 to August 2018 and as Vice President of Business Development and Asset Development for Sanchez Energy Corporation from September 2013 to February 2018. From 2005 to August 2013, Mr. Furbee served in various engineering roles of increasing responsibilities at Linn Energy, LLC. Mr. Furbee holds a Bachelor of Science in Petroleum Engineering from Marietta College and a Master of Business Administration from the University of Houston.

Mr. Furbee was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Mr. Furbee that would be reportable under Item 404(a) of Regulation S-K.

Employment Agreement

On March 17, 2023, the Company entered into an employment agreement with Mr. Furbee (the “Employment Agreement”), effective March 17, 2023 (the “Effective Date”). The Employment Agreement and related arrangements provide Mr. Furbee with an initial base salary of $364,000 per year (“Base Salary”); an annual bonus opportunity (the “Annual Bonus”) (targeted at 70% of his annual base salary) (the “Target Bonus”); the potential to receive additional long-term incentive compensation awards as determined in the Board’s discretion; the right to participate in the benefit plans, programs and arrangements available to the Company’s other senior executives generally, subject to the terms and conditions of such plans, programs and arrangements; and reimbursement for his business expenses incurred during the employment term. Additionally, Mr. Furbee received a grant of restricted stock units under the Amplify Energy Corp. Equity Incentive Plan with a grant date fair value equal to 200% of Mr. Furbee’s Base Salary, in accordance with the Company’s standard RSU award agreement.

Upon any termination of employment with the Company, Mr. Furbee will be entitled to: (i) his accrued but unpaid base salary as of the termination date, (ii) any unreimbursed business expenses incurred through the termination date, and (iii) any payments and benefits to which he may be entitled under any benefit plans, programs, or arrangements (collectively, the “Accrued Obligations”).

In the event of a termination of Mr. Furbee’s employment with the Company without “cause” (as defined below) or for “good reason” (as defined below), then in addition to the Accrued Obligations and subject to his timely execution and non-revocation of a general release of claims, Mr. Furbee will be entitled to: (i) any earned but unpaid Annual Bonus for the preceding calendar year (the “Actual Full Year Bonus”); (ii) a pro-rated Annual Bonus in respect of the calendar year of termination, with the amount determined based on actual results for such calendar year (the “Pro-Rated Bonus”); (iii) (A) if the termination date occurs on or prior to the first anniversary of the Effective Date, an amount equal to Mr. Furbee’s annual Base Salary as in effect on the day before the termination date, and (B) if the termination occurs after the first anniversary of the Effective Date, an amount equal to 200% Mr. Furbee’s annual Base Salary as in effect on the day before the Termination Date, in each case, payable in substantially equal installments in accordance with the Company’s regularly scheduled payroll practices for a period of 12 months, following the Termination Date; and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee rate), subject to his continued eligibility for COBRA coverage and terminable if he obtains other employment offering group health plan coverage.

If Mr. Furbee’s employment with the Company is terminated due to his death or “disability” (as defined in the Employment Agreement), then in addition to the Accrued Obligations, Mr. Furbee will be entitled to the Actual Full Year Bonus and the Pro-Rated Bonus.

For purposes of the Employment Agreement, the Company will have “cause” to terminate Mr. Furbee’s employment upon the occurrence of any of his: (i) conviction of a felony, or plea of guilty or nolo contendere to, any felony or any crime of moral turpitude; (ii) repeated intoxication by alcohol or drugs during the performance of his duties; (iii) embezzlement or other willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries, (iv) commission of a demonstrable act of fraud; (v) willful and material misrepresentation or concealment on any written reports submitted to the Company or its direct or indirect subsidiaries; (vi) material breach of the Employment Agreement; (vii) failure to follow or comply with the reasonable, material and lawful written directives of the Board; or (viii) conduct constituting his material breach of the Company’s then current code of conduct or similar written policy which has been provided to Mr. Furbee.

For purposes of the Employment Agreement, Mr. Furbee will have “good reason” to terminate his employment with the Company upon the occurrence of any of the following without his written consent: (i) a relocation of his principal work location to a location more than 40 miles from its then current location; (ii) a reduction in his then current Base Salary or Target Bonus, or both; (iii) a material breach of any provision of the Employment Agreement by the Company; or (iv) any material reduction in his title, authority, duties, responsibilities or reporting relationship from those in effect as of the Effective Date, except to the extent such reduction occurs in connection with his termination of employment for “cause” or due to his death or “disability”.

The Employment Agreement provides for a Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) “best-net” cutback, which would cause an automatic reduction in any payments or benefits Mr. Furbee would receive that constitute parachute payments within the meaning of Section 280G of the Code, in the event such reduction would result in Mr. Furbee receiving greater payments and benefits on an after-tax basis.

The Employment Agreement subjects Mr. Furbee to non-competition, non-solicitation and non-interference restrictive covenants that apply during the employment term and for 12 months thereafter, as well as assignment of inventions, perpetual mutual non-disparagement and perpetual confidentiality covenants.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Appointment of Interim Chief Financial Officer

Effective as of March 17, 2023, Martyn Willsher became the Company’s Interim Chief Financial Officer and will hold such position until a successor is appointed. Mr. Willsher will continue to serve in his role as President and Chief Executive Officer of the Company.

Mr. Willsher, age 44, has served as President and Chief Executive Officer and as a member of the Board since January 2021 after having served as Interim Chief Executive Officer since April 2020. Mr. Willsher also previously served as Senior Vice President and Chief Financial Officer of the Company from April 27, 2018 to January 19, 2021. From May 2017 to April 2018, Mr. Willsher served as the Company’s Vice President and Treasurer. He also served as Treasurer of Memorial Production Partners GP, LLC, the Company’s predecessor, from July 2014 to May 2017, and as Director of Strategic Planning for Memorial Resource Development LLC, an affiliate of the predecessor of the Company, from March 2012 to June 2014. Prior to that, he served as Manager, Financial Analysis of AGL Resources from September 2009 to March 2012, and as Director – Upstream Oil & Gas A&D of Constellation Energy from August 2006 to March 2009. Prior to that, he served in various business development and financial analysis roles at JM Huber Corp., FTI Consulting and PricewaterhouseCoopers LLP. Mr. Willsher received his Master of Business Administration from The University of Texas at Austin and his Bachelor of Business Administration in Finance from Texas A&M University.

Mr. Willsher's annual base salary did not change in connection with his appointment as Interim Chief Financial Officer. He will continue to participate in employee benefits on terms similar to other executive officers, including eligibility for annual bonuses and equity incentives.

Mr. Willsher was not elected to his position as Interim Chief Financial Officer effective as of March 17, 2023 under any arrangement or understanding between him and any other person. There are no transactions with Mr. Willsher that would be reportable under Item 404(a) of Regulation S-K and no family relationships exist between Mr. Willsher and any of the directors or officers of the Company.

Senior Vice President, Operations Transition; Transition Agreement and General Release

As previously announced, on November 29, 2022, Richard P. Smiley notified the Company of his intent to terminate from his current position as Senior Vice President, Operations, which decision stemmed solely from personal reasons and did not result from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

The Company and Mr. Smiley have entered into a Transition and Separation Agreement (the “Transition Agreement”), dated March 17, 2023 (the “Transition Date”), pursuant to which Mr. Smiley will provide essential transition services to the Company following the Transition Date until the 12-month anniversary of the Transition Date, unless earlier terminated (the “Separation Date”, and such period, the “Consulting Period”). Pursuant to the Transition Agreement, Mr. Smiley will be entitled to: (i) a pro rata portion of his target annual bonus for 2023, payable as soon as practicable following the Separation Date; (ii) an amount equal to the sum of (x) 200% of his annual base salary and (y) $24,000 (such sum, the “Consulting Fees”), with such amount to be paid in cash in substantially equal installments in accordance with the Company’s regularly scheduled payroll practices for the duration of the Consulting Period; (iii) COBRA continuation coverage for up to 12 months; and (iv) 36,468 of Mr. Smiley’s unvested restricted stock units will vest on the Transition Date, and 28,245 of Mr. Smiley’s performance stock units will vest on the Transition Date, resulting in an issuance of 56,490 shares of common stock. Any restricted stock units and performance stock units that are not vested or deemed vested on the Transition Date will be forfeited for no consideration.

The Consulting Period will terminate prior to the 12-month anniversary of the Transition Date: (i) in the event of Mr. Smiley’s death or disability; (ii) a termination by the Company without “cause”; (iii) a termination by Mr. Smiley for any reason; (iv) a termination by the Company for “cause”; or (v) a termination by the Company due to Mr. Smiley’s failure to satisfactorily perform the consulting services pursuant to the Transition Agreement. If the Consulting Period terminates pursuant to prongs (i) or (ii), the Company will continue to pay Mr. Smiley (or his estate, if applicable) the remaining Consulting Fees that would have been paid to him if the Consulting Period had continued. If the Consulting Period terminates pursuant to prongs (iii), (iv) or (v), the Company’s obligation to pay the Consulting Fees will cease.

The payments and benefits described above are subject to Mr. Smiley’s execution and non-revocation of a comprehensive release of claims and his compliance with his obligations under the Transition Agreement.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 8.01	Other Events.

On March 20, 2023, the Company issued a press release announcing, among other things, Mr. Furbee’s appointment as Senior Vice President and Chief Operating Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release, dated March 17, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2023	AMPLIFY ENERGY CORP.

	By:	/s/ Martyn Willsher
Name: Martyn Willsher
Title: President, Chief Executive Officer and Interim Chief Financial Officer